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                         June 26, 2024

       Robert Hayes
       Chief Executive Officer
       Sharps Technology, Inc.
       105 Maxess Road, Ste. 124
       Melville, NY 11747

                                                        Re: Sharps Technology,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 5, 2024,
as revised on June 25, 2024
                                                            File No. 001-41355

       Dear Robert Hayes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Industrial Applications and

                         Services
       cc:                                              Arthur Marcus, Esq.